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[PRICEWATERHOUSECOOPERS LOGO]


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form F-3 of Nuevo Grupo Iusacell S.A. de C.V. of our report dated February 29, 2000, except with respect to the matters discussed in Notes 20 and 21 which is as of March 16, 2000, relating to the financial statements and financial statement schedule of Nuevo Grupo Iusacell, S.A. de C.V. and subsidiaries (successor to Grupo Iusacell S.A. de C.V. and subsidiaries), which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers



By: Juan Manuel Ferron Solis

Mexico City, D.F., Mexico
March 21, 2000